U.S. Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
of earliest event reported)
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 13, 2011

Commission File No. 333-123465

Universal Bioenergy, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	20-1770378
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

19800 Mac Arthur Blvd.,  Ste. 300
Irvine, CA 92612
 (Address of principal executive offices)

  (888) 263-2009
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", "us", "our", "our company" “Universal” refer to Universal Bioenergy, Inc., a Nevada corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Current Report on Form 8-K contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, and the effect of economic conditions include forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors.

Section 8 - Other Events

Item 8.01 Other Events

Final Approval for Distribution of Stock Dividend.

On June 6, 2011, the Company passed a new Resolution to distribute  a common stock dividend to our shareholders on a 10 for 1 basis. This new Resolution cancels and supersedes the previous one for the stock dividend that was approved by the Board of Directors on March 18, 2011. This change was  made for legal and administrative  reasons, and was conditioned upon final acceptance by FINRA. Therefore,  the  final documentation for the dividend was required to be modified and  re-submitted to Corporate Stock Transfer, (the transfer agent), and to the Financial Industry Regulatory Authority (FINRA) for final notification. The Company  received the final notification and confirmation from FINRA on June 8, 2011 announcing the final approval  to  distribute the common stock dividend to our shareholders. The final notification is posted on FINRA’s, OTC Bulletin Board website at www.otcbb.com, under the tab “Daily List”, and the “Headlines By Date”,  2011 Daily List  Index for dividends for June 8, 2011.

The Company will issue one share of common stock for every ten shares of common stock held by the shareholders of record in accordance with the following information and time frames;

a.	Declaration Date: June 6, 2011 - Date the Board of Directors formally authorized the dividend.
b.
Ex-Dividend Date: June 29, 2011 – The ex-dividend date is set by FINRA. You must have purchased your stock at least one day before the ex-dividend date, (on or before June 28, 2011, the in-dividend date), to  be a shareholder of record, and be entitled to the dividend. This allows for three stock trading days prior to the date of record for the settlement of the stock purchase.

c.	Record Date: July 1, 2011 - The dividend shall be distributed only to registered “shareholders of record” on or before this date.
d.	Payment Date: July 8, 2011 – Final date of payment or distribution of the dividend to the shareholders of record.

e.	Freely tradable shares shall be issued to all shareholders holding free trading shares as of the record date.
f.	Restricted shares in a hard certificate shall be issued to all shareholders with restricted shares as of the record date.
g.
No fractional shares will be issued for this dividend. All dividends shall be rounded up to the nearest whole number of shares when fractional shares occur. No cash  payments will be made for any fractional shares.

The processing of the stock dividend should be completed by the transfer agent within 2 to 3 days after the payment date. The transfer agent is duly authorized to process the stock dividend and it has all of the  instructions to distribute the shares. All freely tradable shares will be distributed to the shareholders nominee such as a bank, broker dealer  or the Depository Trust Company (DTC) through its partnership nominee CEDE & Company, for distribution to the broker dealers, who will deposit them into the accounts of the beneficial shareholders. Restricted shares shall be issued in a hard certificate form and sent via certified mail to all shareholders with restricted shares as of the record date.

The payment of a dividend in stock instead of cash helps the Company to maintain its cash and still reward our shareholders with a dividend. Some shareholders may view this action as a potential for dilution and a devaluation of their shares, however we believe there are many valuable benefits to our shareholders. Our shareholders will receive an immediate 10% increase in the quantity of the shares they own and a 10%  return on their investment. We feel this will reward our loyal shareholders for their  ongoing support, and to give them a greater stake in our Company.

Item 9.01 Financial Statements and Exhibits.

(d) None

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Bioenergy, Inc .

Date: June 13, 2010	By:	/s/ Vince M. Guest
Vince M. Guest Chief Executive Officer